United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – September 7, 2010

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 6, 2010, Lockheed Martin Corporation announced a Voluntary Executive Separation Program (“VESP”) for qualifying senior leaders at the director or vice president level. From July 6 through September 7, 2010, those leaders could apply to voluntarily participate in the program. VESP participants approved for the program will receive a lump-sum severance payment upon termination that is made up of three components: a percentage ranging from 75% to 125% of annual salary based on years of service, a cash payment equal to $2,000 per year of service (up to 30) to help defray future medical costs, and a sum equal to their 2011 vacation grant pay amount. In addition to these benefits, those approved for the program remain eligible to receive Management Incentive Compensation Plan (MICP) awards early next year for 2010 performance, subject to terms of the MICP. Vesting of equity grants and Long Term Incentive Plan compensation payments also will follow their respective plan provisions and award agreements. VESP participants will have their termination treated as a lay-off for purposes of employee benefit plans generally. VESP participants who are elected officers will receive benefits comparable to what would be provided to them in the event of an involuntary termination of employment under the Lockheed Martin Corporation Severance Benefit Plan for Certain Management Employees. For qualifying participants, this includes an additional payment in lieu of a 2011 MICP award and eligibility for outplacement and relocation services.

The foregoing provides a summary of the VESP program. The complete terms and conditions are set forth in the Lockheed Martin Corporation Special Termination Plan for Certain Management Employees (also referred to as the VESP), which was previously filed and is incorporated herein by reference. The Lockheed Martin Corporation Severance Benefit Plan for Certain Management Employees was previously filed and is incorporated herein by reference.

The Corporation expects to complete communication and confirmation of accepted program participants by October 4, 2010. The effective date of termination of employment for most participants will be February 1, 2011, unless a different date is approved. The lump sum cash severance payments will be made within 90 days from separation of service.

On September 7, 2010, the Corporation announced that more than 600 company executives, or about 25 percent of the total executive population, applied to accept the VESP incentives to leave the company.

The Corporation currently estimates that the pre-tax charge for the VESP lump-sum severance payouts will be approximately $175 to 200 million. This estimate is subject to change until acceptance is confirmed with plan participants through October 4, 2010. The Corporation will record the charge in our third quarter results of operations. In addition, we expect that a substantial amount of the costs of the VESP program will be allowable and thus recoverable in future periods.

Lockheed Martin expects to report its third quarter 2010 operating results by issuing a press release on October 21, 2010. Information set forth in this report contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. Actual results may differ materially. A discussion of some of the factors that may affect future results is contained in Lockheed Martin’s filings with the Securities and Exchange Commission. Lockheed Martin disclaims any obligation to update or revise statements contained in this report based on new information or otherwise.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Lockheed Martin Corporation Special Termination Plan for Certain Management Employees (incorporated by reference to Exhibit 10 to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010).

99.2	Lockheed Martin Corporation Severance Benefit Plan for Certain Management Employees (incorporated by reference to Exhibit 10.7 to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

By:	/s/ Christopher J. Gregoire
Christopher J. Gregoire
Vice President and Controller
(Chief Accounting Officer)

September 13, 2010